Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (hereinafter “Agreement”) is made and voluntarily entered into between Elliott Grossbard (“Employee”) and Rigel Pharmaceuticals, Inc., its affiliated companies, subsidiaries, agents, attorneys, successors, assigns, and representatives (hereinafter collectively, the “Company”).  The Company and Employee are collectively referred to herein as the “Parties.”

WHEREAS, Employee’s employment with the Company terminated effective June 30, 2016;

WHEREAS, Employee is not aware of any work-related injury or illness that has not already been disclosed to the Company;

WHEREAS, Employee represents that Employee has not initiated, and is not aware of, any action in any forum, including any state or federal court or agency, on his behalf that involves the Company;

WHEREAS, in exchange for separation compensation, Employee releases the Company from any claims arising from or related to the employment relationship and the termination thereof;

WHEREAS, Employee has agreed to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have, including, but not limited to, any and all claims arising or in any way related to Employee’s employment with, or termination from, the Company;

WHERE AS, Employee also understands that in order to receive severance compensation under this Agreement, Employee must sign and return this Agreement to Dolly Vance, Executive Vice President and General Counsel on or before July 21, 2016 and not revoke the Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:

1.Company’s Consideration.

a.In consideration for the release of all claims as set forth below and other obligations under this Agreement, and upon Employee’s delivery on or before July 21, 2016 to Dolly Vance, Executive Vice President and General Counsel, of a fully signed original of this Agreement and does not revoke this Agreement as described below, the Company shall cause all unvested time-vesting stock options as of Employee’s last day of employment to become vested (see Exhibit A) and the period for the Employee to exercise all stock options vested on the last day of his employment to be extended until March 31, 2018.  Such extension of exercise term shall be made no sooner than the seventh day and no later than the twelfth day following the Company’s receipt of a signed copy of this Agreement, provided that Employee does not revoke this Agreement by the means identified below. Finally, the Compensation Committee of the Board of Directors of Company will grant to Employee a cash bonus equal to the total percentage of goals reached under the Rigel 2016 Cash Incentive Plan at 50% of Employee’s salary and consulting fees earned during calendar year 2016, subject to all applicable taxes and other withholdings authorized by Employee or required by law and provided that Employee does not terminate his consulting agreement before the end of 2016.

b.Employee agrees that the foregoing acceleration of unvested stock options, extension of term to exercise stock options and eligibility for cash bonus, hereinafter called “Severance Benefits”, shall constitute the entire amount of monetary consideration provided to Employee under this Agreement and that Employee will not seek any further compensation for any claimed damages, costs or attorney’s fees in connection with the matters encompassed by this Agreement.

2.Tax Indemnification. Employee acknowledges and agrees that the Company has made no representations or warranties regarding the tax consequences of any amounts paid by the Company pursuant to this Agreement.  Employee agrees to pay all federal or state taxes owed by Employee, if any, which are required by law to be paid with respect to the payments herein.  Employee further agrees to indemnify and hold the Company harmless from any taxes owed by Employee, including interest or penalties owed by Employee, on account of this Agreement.  Employee further agrees to reimburse Company for any attorney’s fees and costs incurred by Company as a result of having to obtain indemnification under this Agreement.

3.Effective Dates. The “Effective Date” of this Agreement is the date it is signed by Employee and not revoked within seven (7) calendar days after signing as described in Paragraph 7, below.  The “Effective Date” of the ADEA is 12:01 a.m. on the eighth (8th) calendar day from the signature date.

4.Consent to Amendment of Incentive Stock Options. Employee holds certain options to purchase common stock of the Company, which were granted pursuant to the Company’s 2000 Equity Incentive Plan and 2011 Equity Incentive Plan (the “Plans”) and, as of June 30, 2016, such options will not be all vested, and the remaining vested options would not be exercisable for a period longer than three (3) months from the date of termination of Employee’s continuous service with the Company (the “Options”).  Certain of the Options are "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)).  Employee’s continuous service with the Company will terminate effective the end of day June 30, 2016 (the “Separation Date”).  At a date shortly following the Effective Date of this Agreement, the Compensation Committee of the Board of Directors of the Company (the “Board”) will approve an amendment to the Options to accelerate vesting of all unvested Options to be fully vested on the Effective Date and to extend the exercise period for all of the Options to March 31, 2018, regardless of Employee’s employment status (the “Amendment”).  The Amendment impacts the status of some of the Options that are incentive stock options, as summarized in this Paragraph 4 and the attached Exhibit B.  The Plans permit the Board to amend the terms of the Options, but provides that Employee’s rights and obligations under the Options shall not be impaired by any such amendment unless the Company obtains Employee’s consent and Employee consents to the amendment in writing. Employee acknowledges that because the Amendment adversely impacts the incentive stock option status of many of the Options, the Amendment will not be effective as to the Options unless and until Employee consents to the Amendment, as part of this Agreement. Employee understands that Employee is under no obligation to consent to the Amendment.  Employee acknowledges that she has read this Paragraph 4 and attached Exhibit B and has had sufficient time to review and discuss this matter.  Employee further understands that this Paragraph 4 and Exhibit B are intended as a brief summary of the amendment to the Options and, thus, if there is any inconsistency between the information included in this Paragraph 4 and the Options, the terms of the Options shall govern.  Employee acknowledges that the Amendment shall not override any contrary provision in the terms of the Options, the applicable Plan and option agreement under which the Options were granted that would provide for earlier termination of any Options in connection with a corporate transaction, change in control, or other similar transaction, and that in any event, the Options may not be exercised beyond their original termination date. Employee acknowledges that neither the Company nor its agents have recommended or influenced his decision to consent to the amendment of the Options.  Employee further acknowledges that she has had the opportunity to seek independent advice regarding this matter from his legal counsel and tax advisor and she is not relying on any tax advice from the Company or its agents. After due consideration of the above, by signing and not revoking this Agreement, Employee agrees to the Amendment of all of the Options as described in this Paragraph 4.

5.Payment in Full. Employee acknowledges and agrees that Employee has received all salary, wages, accrued vacation, bonuses, commissions, expense reimbursements, or other such sums due to Employee other than amounts to be paid pursuant to this Agreement.  In light of the payment by the Company of all wages due, the Parties further acknowledge and agree that California Labor Code § 206.5 is not violated by virtue of Employees execution of this Agreement.  That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

6.Release of Claims.  In consideration for the Company’s promises and premium contributions set forth above, all of which are in excess of any regular Company policy, Employee agrees (except as otherwise indicated in the final paragraph of this Paragraph 6) to forever and fully release and discharge the Company, defined to include its successors, affiliates, subsidiaries, assigns, executives, directors, employees, managers, officers, investors, insurers, and attorneys, from all claims and damages of every kind and nature, known and unknown, which exist or can arise out of Employee’s employment and/or termination of employment with the Company, through and including the date of his signing of this Agreement.  This release includes, but is not limited to, any rights or claims arising under the California Constitution; California statutory and common law (including contract law, employment law and tort law); the California Fair Employment and Housing Act; the California Labor Code; the Age Discrimination in Employment Act (ADEA); Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; federal and state family leave statutes; and any and all other federal, state and local laws, statutes, executive orders, regulations and common law; any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; any and all claims for attorneys’ fees and costs; and any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law.  Employee and the Company agree that this is a compromise settlement of all such claims and therefore, this Agreement does not constitute any admission of liability on the part of the Company.

Employee further agrees and acknowledges that the release provided for in this Section shall apply to all unknown and unanticipated injuries and/or damages (as well as those now disclosed).  Employee acknowledges and understands that Section 1542 of the Civil Code of the State of California provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor.

Being aware of Section 1542 of the California Civil Code, Employee by signing this Agreement expressly waives the provisions of Section 1542 of the California Civil Code and any other similar provisions of law that may be applicable.

Notwithstanding the release of claims otherwise provided for in this Section of the Agreement, it is expressly understood that nothing in this Agreement will prevent Employee from filing a charge of discrimination with any state or federal agency, including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission or any of its state or local deferral agencies, or participating in any investigation by the National Labor Relations Board, the Equal Employment Opportunity Commission or any of its state or local deferral agencies, although Employee understands and agrees that by signing this Agreement she waives his right (if any) to any monetary or other recovery should any governmental agency or other third party pursue any claims on Employee’s behalf, either individually, or as part of any class, collective or representative action.  Further, it is expressly understood that nothing in this Agreement shall be construed to be a waiver by Employee of any benefit that vested in any benefit plan prior to his termination date or as a waiver of his right to continue any benefit in accordance with the terms of a benefit plan.  Likewise nothing in this Agreement shall be construed to waive any right that is not subject to waiver by private agreement, including any right that Employee may have under California Labor Code Section 2802 to indemnification of any employee expenses or losses incurred in discharging his duties.  It is also expressly understood that nothing in this Agreement shall in any way prohibit Employee from bringing any complaint, claim or action seeking to challenge the validity of this Agreement and/or bringing any complaint claim or action alleging a breach of this Agreement by the Company.

7.Acknowledgement of Waiver of Claims Under ADEA.  Employee acknowledges waiving and releasing any rights under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges notice by this writing that:

(a)Employee should consult with an attorney prior to executing this Agreement;

(b)Employee has up to twenty-one (21) calendar days within which to consider this Agreement;

(c)Employee has seven (7) calendar days following Employee’s execution of this Agreement to revoke the Agreement;

(d)the ADEA waiver in this Agreement shall not be effective until the seven (7) day revocation period has expired; and

(e)nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law;

(f)Employee understands that, notwithstanding any contrary language in this Agreement, rights or claims that may not be released, waived or compromised by private agreement are not waived, and that nothing in this Agreement prevents him from filing any charges or claims with the EEOC, the NLRB or any other federal agency, or from participating fully in any investigation or matter pending before any state or federal agency.

(g)in order to revoke this Agreement, Employee must deliver to Dolly Vance’s attention at the following address a written revocation before 12:00 a.m. (midnight) p.s.t. on the seventh calendar day following the date Employee signs the Agreement:

Dolly Vance

Executive Vice President and General Counsel

1180 Veterans Boulevard

South San Francisco, CA 94080

Fax: 650-624-1101

8.No Pending or Future Lawsuits. Employee attests that Employee has not filed any lawsuits, administrative complaints or made any other charges, either in Employee’s name or on behalf of any other person or entity, against the Company in any local, state or federal court or with any local, state, federal or administrative agency.  Employee further represents that Employee will not bring any action in the future in which Employee seeks to recover any damages from the Company relating to or arising from Employee’s employment or the termination of Employee’s employment with the Company, other than an action to enforce Employee’s rights under this Agreement.  If any organization (governmental or nongovernmental) brings an action against the Company for any reason, and any money or other benefit is given to Employee as a result of the action, Employee agrees to give the proceeds of said action given to Employee to the Company.

9.Confidentiality. Employee understands that the terms and existence of this Agreement are personal to Employee and that maintaining the confidential nature of this Agreement is a material term of the Agreement.  Employee covenants that Employee has not disclosed and will not disclose the existence or terms of this Agreement to anyone other than Employee’s spouse, registered domestic partner, attorney, and accountant.  It is further provided that any party hereto may make such disclosures as is required by law and as is necessary for legitimate law enforcement or compliance purposes.

10.Liquidated Damages. The Parties acknowledge and agree that the time and expense involved in proving actual damages of the confidentiality agreement set forth in Paragraph 9 render any breach appropriate for liquidated damages.  Accordingly, in lieu of requiring actual proof of damages or losses, the Parties agree that the liquidated damage for any breach of the confidentiality agreement (but not as a penalty), the Employee shall pay the Company the sum of $1,000.  This liquidated damage amount shall be enforceable pursuant to final and binding arbitration as set forth below.  The party seeking liquidated damages shall have the burden of proof by a preponderance of the evidence.  Attorneys’ fees and costs shall be awarded to the prevailing party.  Neither the breach of the confidentiality agreement nor the payment of liquidated damages shall affect the continuing validity or enforceability of this Agreement.

11.Future Employment. While Employee is free to apply for future positions with the Company, Employee understands and agrees that Employee will not receive any special treatment or position in the reapplication process.

12.Non-Disclosure of Confidential and Proprietary Information. Employee specifically acknowledges that Employee’s employment with the Company created a relationship of trust between Employee and the Company with respect to any information of a confidential or secret nature of which Employee became aware during the period of his employment and which (i) relates to the business of the Company, or to the business of any customer or supplier of the Company; or (ii) is processed by the Company and has been created, discovered, or developed by, or has otherwise become known to the Company that has commercial value to the business in which the Company is engaged.  All said information is herein called “Proprietary Information.”  By way of illustration, and not in limitation, proprietary information includes trade secrets, patents, patent applications, inventions, processes, computer programs, data, know how, strategies, forecasts, customer lists, pricing, policies, operational procedures, staffing, billing, and collection practices, contract provisions, philosophies or other intellectual property rights of the Company.  At all times Employee will keep in confidence and trust all such proprietary information and will not use or disclose any such Proprietary Information or anything relating to it without the written consent of the Company.  Employee hereby agrees that all Proprietary Information shall be the sole and exclusive property of the Company and its assigns.  Employee further acknowledges and agrees that Employee’s Proprietary Information and Inventions Agreement with the Company remains in full force and effect and is unaffected by this Agreement.

13.Return of Company Property. Within five (5) days of Employee’s signing this agreement, Employee will deliver to the Company all property, documents, data, and proprietary information of any nature pertaining to the Company or its affiliated companies.  Employee also affirms that employee has not taken from the Company or its affiliated companies any documents or data of any description or any reproduction containing or pertaining to any Proprietary Information nor has Employee utilized nor will Employee utilize Proprietary Information outside of Employee’s duties as an Employee of the Company.

14.Non-Disparagement. Employee agrees to refrain from communicating any disparaging, derogatory, libelous, or scandalous statements to any third party regarding the Company, including its employees.  Employee further agrees to refrain from tortious interference with the contracts and relationships of the Company.  Employee further agrees that Employee shall not act, in any way, as an agent of the Company, or state or imply that Employee has any authority to bind the Company.

15. No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of the rights of Employee or any person, or of the violation of any order, law, statute, duty, or contract whatsoever against Employee or any person.  The Company specifically disclaims any liability to Employee or any other person for any alleged violation of the rights of Employee or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company, its employees or agents or related companies or their employees or agents.

16.No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  The Parties hereto further represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the Parties or by any of the Parties' agents, attorneys, or representatives with regard to the subject matter, basis, or effect of the Agreement or otherwise, other than those specifically stated in this written Agreement.

17.Final and Binding. This Agreement shall be binding upon the Parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said Parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns.  Employee expressly warrants that such Employee has not transferred to any person or entity any rights, causes of action, or claims released in the Agreement.

18.Severability. Should any provision of this Agreement be found by a court of competent jurisdiction or an arbitrator to be illegal, invalid, unenforceable or void, that provision shall be considered severable and the remaining provisions shall remain in full force and effect without said provision.

19.Entire Agreement. With the exception of any agreement with the Company pertaining to proprietary, trade secret, or other confidential information, which shall remain in full force and effect, this Agreement sets forth the entire agreement and understanding between the Parties hereto concerning the subject matter of this Agreement and fully supersedes any and all prior agreements or understandings, written or oral, between the Parties hereto pertaining to the subject matter hereof.

20.Plain Meaning. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto.

21.Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to the State of California’s conflict of law principles.

22.No Knowledge of Wrongdoing.  Employee represents that Employee has no knowledge of any wrongdoing involving a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.

23.Costs.  The Parties shall each bear their own attorneys’ fees and other fees incurred in connection with this Agreement.

24.Arbitration. The Parties agree that any dispute regarding any aspect of this Agreement, including the confidentiality provisions, shall be submitted exclusively to final and binding arbitration before a mutually agreed upon arbitrator in accordance with the Federal Arbitration Act (“FAA”), 9 U.S.C. §§ 1, et seq.  In the event the FAA does not apply for any reason, then the arbitration will proceed pursuant to the California Arbitration Act, California Code of Civil Procedure §§ 1280, et seq.  The arbitrator shall be empowered to award any appropriate relief, including remedies at law, in equity or injunctive relief.  Arbitration proceedings shall be held in San Francisco, California or at any other location mutually agreed upon by the Parties.  The Parties agree that this arbitration shall be the exclusive means of resolving any dispute under this Agreement and that no other action will be brought by them in any court or other forum.  If the Parties cannot agree on an arbitrator, then an arbitrator will be selected using the alternate striking method from a list of five (5) neutral arbitrators provided by JAMS (Judicial Arbitration & Mediation Services).  Employee will have the option of making the first strike.  Each Party will pay the fees for their own counsel, subject to any remedies to which that party may later be entitled under applicable law.  However, in all cases where required by applicable law, the Company will pay the arbitrator’s fees and the arbitration costs.  If under applicable law the Company is not required to pay the arbitrator’s fees and the arbitration costs, then such fees and costs will be apportioned equally between each set of adverse parties.

25.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all that may claim through it, to the terms and conditions of this Agreement.  Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf, and on behalf of all others, to bind them to the terms and conditions of this Agreement.  Each party warrants and represents that there are no liens or claims of lien, or assignments in law or equity or otherwise, of or against any of the claims or causes of action released herein.

26.No Waiver.  The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions.  This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

27.No Oral Modification.  Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party.  No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.

28.Attorneys’ Fees.  In the event that either Party brings an action to enforce or affect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, and court fees, plus reasonable attorneys’ fees, incurred in connection with such an action, provided that such recovery is consistent with applicable law.

29.Counterparts. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a second original.  Photographic copies of such signed counterparts may be used in lieu of the original for any purpose.

30.Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)they have read this Agreement;

(b)they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)they understand the terms and consequences of this Agreement and of the releases it contains; and

(d)they are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated:	June 30, 2016	/s/ Elliott Grossbard
Employee

For Rigel Pharmaceuticals, Inc.

Dated:	June 30, 2016	/s/ Dolly Vance
Title: General Counsel, EVP, Corp. Affairs

Exhibit A

ELLIOTT GROSSBARD OPTION GRANTS AS OF 06/30/2016

Grant#	Grant Date	Plan/Type	Shares	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
00000815	07/16/2003	2000/NQ	15,277	$ 8.25	0	0	15,277	0	0	0
00000816	07/16/2003	2000/NQ	134,723	$ 8.25	0	0	134,723	0	0	0
R0000131	07/28/2003	2000/NQ	24,064	$ 9.20	0	0	24,064	0	0	0
R0000132	07/28/2003	2000/NQ	3,714	$ 9.20	0	0	3,714	0	0	0
00001000	06/03/2004	2000/NQ	7,378	$ 17.66	0	0	7,378	0	0	0
00001001	06/03/2004	2000/NQ	27,622	$ 17.66	0	0	27,622	0	0	0
00001170	01/20/2005	2000/NQ	32,222	$ 22.17	0	0	32,222	0	0	0
00001288	10/04/2005	2000/NQ	5,083	$ 24.56	0	0	5,083	0	0	0
00001289	10/04/2005	2000/NQ	59,917	$ 24.56	0	0	59,917	0	0	0
00001490	01/25/2006	2000/NQ	60,000	$ 7.40	0	0	60,000	0	0	0
00001591	08/07/2006	2000/NQ	625	$ 9.56	0	625	0	0	625	625
00001592	08/07/2006	2000/NQ	27,153	$ 9.56	0	27,153	0	0	27,153	27,153
00001845	01/31/2007	2000/NQ	80,000	$ 11.73	0	80,000	0	0	80,000	80,000
00001999	01/31/2008	2000/NQ	130,000	$ 26.45	0	130,000	0	0	130,000	130,000
00002347	03/30/2009	2000/ISO	30,816	$ 6.49	0	30,816	0	0	30,816	30,816
00002348	03/30/2009	2000/NQ	84,184	$ 6.49	0	84,184	0	0	84,184	84,184
00002371	01/20/2010	2000/ISO	9,584	$ 9.62	0	9,584	0	0	9,584	9,584
00002372	01/20/2010	2000/NQ	105,416	$ 9.62	0	105,416	0	0	105,416	105,416
00002831	02/01/2011	2000/ISO	6,576	$ 6.73	0	6,576	0	0	6,576	6,576
00002832	02/01/2011	2000/NQ	58,424	$ 6.73	0	58,424	0	0	58,424	58,424
00003085	01/25/2012	2011/ISO	20,065	$ 8.15	0	20,065	0	0	20,065	20,065
00003086	01/25/2012	2011/NQ	129,935	$ 8.15	0	129,935	0	0	129,935	129,935
00003113	01/30/2013	2011/ISO	21,611	$ 6.51	0	21,611	0	0	21,611	21,611
00003114	01/30/2013	2011/NQ	128,389	$ 6.51	0	128,389	0	0	128,389	128,389
00003693	02/27/2014	2011/ISO	75,357	$ 3.59	0	30,449	0	44,908	75,357	30,449
00003694	02/27/2014	2011/NQ	74,643	$ 3.59	0	60,175	0	14,468	74,643	60,175
00003702	02/27/2014	2011/NQ	150,000	$ 3.59	0	75,000	0	75,000	150,000	75,000
00003906	01/26/2015	2011/NQ	175,000	$ 2.14	0	123,958	0	51,042	175,000	123,958
00003911	01/26/2015	2011/NQ	175,000	$ 2.14	0	175,000	0	0	175,000	175,000
00004132	01/26/2016	2000/ISO	6,250	$ 2.74	0	0	0	6,250	6,250	0
00004133	01/26/2016	2000/NQ	143,750	$ 2.74	0	31,250	0	112,500	143,750	31,250
00004134	01/26/2016	2000/NQ	150,000	$ 2.74	0	0	0	150,000	150,000	0
			2,152,778		0	1,328,610	370,000	454,168	1,782,778	1,328,610

Exhibit B

Upon the exercise of a nonstatutory stock option, an optionee generally is taxed based on the excess of the fair market value of the stock on the date of exercise over the exercise price of the option.  In general, potentially favorable tax treatment is provided to the holders of stock options that qualify as incentive stock options.  Upon the exercise of an incentive stock option, an optionee is typically not subject to tax except for the possible imposition of alternative minimum tax.  Rather, the optionee is taxed at the time he or she disposes of the stock subject to the option.  Additionally, if the date on which the optionee disposes of the stock subject to an incentive stock option is more than two years from the date on which the incentive stock option was granted (the “2-Year Holding Period”) and more than one year from the date on which the optionee exercised the option (the “1-Year Holding Period”), then the optionee’s entire gain or loss is characterized as long-term capital gain or loss, rather than ordinary income.

On the other hand, if the optionee fails to satisfy either the 2-Year Holding Period and the 1-Year Holding Period, then a portion of the optionee’s profit from the sale of the stock subject to the incentive stock option will be characterized as ordinary income.  The portion of the profit that is characterized as ordinary income will be equal to the lesser of (a) the excess of the fair market value of the stock on the date of exercise over the exercise price of the option and (b) the excess of the sales price over the exercise price of the option.  Any profit over the amount characterized as ordinary income will be characterized as capital gain.  This deferral of the recognition of tax until the time of sale of the stock, as well as the possible treatment of the “spread” as capital gain, are the principal advantages of the Options being treated as incentive stock options.

Section 424(h) of the Code provides that if the terms of an incentive stock option are modified, then such modification shall be considered as the granting of a new option.  The proposed Amendment would be deemed a modification and, thus, the grant of a new option.  As a result, the 2-Year Holding Period would restart as of the date of the Amendment.

Section 422(d) of the Code provides that to the extent that the aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options shall be treated as options which are not incentive stock options.  An amendment extending the post-termination exercise period of the Options would be treated as the grant of a new option (as described above) and, thus, would require a reapplication of the $100,000 exercisability limitation.  As a result, absent a delay in exercisability until a later calendar year, a portion of Employee’s Options may fail to be treated as incentive stock options.

Section 422(b) of the Code provides that an option is treated as an incentive stock option only if the option price is not less than the fair market value of the stock at the time such option is granted.  An amendment extending the post-termination exercise period of each Option would be treated as the grant of a new option (as described above) and, thus, would require a new comparison of the option price and the current fair market value of the stock.  As a result, to the extent that one or more of the Options has an exercise price less than the fair market value of the Company’s common stock as of the date of the Amendment, then each such Option would fail to be treated as an incentive stock option.